PROSPECTUS	Filed Pursuant to Rule 424(b)(7) Registration No. 333-297394

CORVEX, INC.

53,390,008 Shares of Common Stock

This prospectus relates to the potential offer and resale, from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”), of up to 53,390,008 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of Corvex, Inc. (“we”, “us”, “our”, the “Company” or “Corvex”), consisting of: (i) up to 28,929,588 shares of Common Stock issuable upon conversion of the Company’s outstanding 28,929.5944 shares of Series D Non-Voting Convertible Preferred Stock (the “Series D Preferred Stock”), which shares are convertible at the option of the holder at a rate of 1,000 shares of Common Stock per share of Series D Preferred Stock, and (ii) 24,460,420 shares of Common Stock previously issued upon the conversion of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) on July 7, 2026, Series B Convertible Preferred Stock (the “Series B Preferred Stock”) on March 31, 2026, the Company’s Series C Non-Voting Convertible Preferred Stock (the “Series C Preferred Stock”) on July 7, 2026, and the Series D Preferred Stock on July 7, 2026.

The Selling Stockholders may offer, sell or distribute all or a portion of the Shares hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the Shares, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sales of the Shares are within the sole discretion of the Selling Stockholders. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. See “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information,” carefully before you invest in our securities.

We effected a one-for-ten reverse stock split on October 10, 2025, pursuant to which every ten shares of our issued and outstanding Common Stock were converted into one share of Common Stock. In connection with the Merger Agreement, the Company completed a 1.358-for-1 stock split, effected as a 35.8% stock dividend of its issued and outstanding Common Stock (the “Stock Dividend”). As a result of the Stock Dividend, each share of Common Stock issued and outstanding at the close of business on March 30, 2026 was automatically converted into 1.358 shares of Common Stock and was distributed on approximately April 6, 2026. The reverse stock split and the Stock Dividend had no impact on the par value of our Common Stock or the authorized number of shares of our Common Stock. Unless otherwise indicated, all share and per share information in this prospectus has been adjusted to reflect the reverse stock split and the Stock Dividend.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “MOVE”. On July 8, 2026, the last reported sale price of our Common Stock was $16.50.

We are an “emerging growth company” as that term is defined in Item 10(f)(1) of Regulation S-K, and as such, have elected to comply with certain reduced public company reporting requirements for the registration statement of which this prospectus forms a part and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company”.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. We urge you to read the entire prospectus, any amendments or supplements, any free writing prospectuses, and any documents incorporated by reference carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in our securities.

The date of this prospectus is July 22, 2026.

Unless otherwise stated or the context otherwise requires, the terms “Corvex”, “we,” “us,” “our” and the “Company” refer to Corvex, Inc.

For investors outside the United States: neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus or any prospectus supplement or free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement on Form S-1 that we filed with the SEC whereby the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus.

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholders and their permitted transferees may use this resale registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled “Where You Can Find Additional Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy”, “future”, “likely” or other comparable terms and references to future periods. All statements other than statements of historical facts included in this Form S-1 regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding the anticipated benefits of the Merger (as defined herein) and our ability to successfully integrate Corvex OpCo (as defined herein) into our operations following the completion of the Merger on March 19, 2026, expectations for revenues, cash flows and financial performance, the anticipated results of our development efforts and the timing for receipt of required regulatory approvals and product launches.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

●	our limited operating history and our ability to achieve profitability;

●	our need for and ability to obtain additional capital in the future;

●	our expectations regarding the adoption and development of artificial intelligence (“AI”);

●	our plans to expand our current offerings, customer base, data center capacity, sales infrastructure, or market;

●	headcount and facilities expansion plans and expectations;

●	risks associated with the possible failure to realize, or that it may take longer to realize than expected, certain anticipated benefits of the Merger or the proposed transactions, including with respect to future financial and operating results, legislative, regulatory, political and economic developments, and those uncertainties and factors;

●	risks related to the Company’s ability to remain listed on the Nasdaq Capital Market and to satisfy applicable Nasdaq continued listing requirements;

●	the effect of the Merger on our business relationships, operating results and business generally;

●	expectations regarding the strategies, prospects, plans, expectations and objectives of management of the Company for future operations of the Company;

●	our ability to attract and retain officers, directors and key employees and other highly qualified personnel;

●	our ability to demonstrate the feasibility of and develop products and their underlying technologies;

●	the impact of competitive or alternative products, technologies and pricing;

●	our dependence on consultants to assist in the development of our technologies;

●	our ability to manage the growth of our Company and to realize the benefits from any acquisitions or strategic alliances we may enter in the future;

●	the impact of macroeconomic and geopolitical conditions;

●	our dependence on third parties to design, manufacture, market and distribute our products;

●	the adequacy of protections afforded to us by the patents that we own and the success we may have in, and the cost to us of, maintaining, enforcing and defending those patents;

●	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property;

●	the impact of any claims of intellectual property infringement, trade secret misappropriation, product liability, product recalls or other claims;

●	our ability to stay in compliance with laws and regulations that currently apply or may become applicable to our business;

●	the accuracy of our estimates of market size for our products;

●	our ability to implement and maintain effective control over financial reporting and disclosure controls and procedures;

●	our success at managing the risks involved in the foregoing items; and

●	other factors discussed in the “Risk Factors” section of this prospectus and elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law or the rules and regulations of the SEC.

PROSPECTUS SUMMARY

This prospectus summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus and the accompanying prospectus carefully, including the section titled “Risk Factors” in this prospectus and our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

Our Company

Corvex, Inc. (formerly known as Movano Inc., dba Movano Health), a Delaware corporation, is an AI cloud computing business specializing in GPU-accelerated infrastructure for AI workloads. Our AI cloud computing business is an engineering-led platform focused on providing secure, scalable, and cost-efficient GPU-accelerated infrastructure for AI workloads, supported by GPU-accelerated compute clusters, high-throughput storage systems, and a layered architecture intended to enhance security and deliver consistent performance and efficiency at scale. Our AI cloud computing offerings include AI Factories and GPU Clusters, confidential computing (including our patent-pending Corvex Secure Model Weights product), and Token Factory (currently in development), which is expected to provide access to premium open-source AI models via API integration and a performance-optimized inference engine on automatically scaling infrastructure.

Our Corporate Information

We were incorporated in the State of Delaware on January 30, 2018 under the name Maestro Sensors Inc. On August 3, 2018, we changed our name to Movano Inc. On March 19, 2026 we completed the Merger. In connection with the Merger, we changed our name to Corvex, Inc., effective March 23, 2026. Our principal executive offices are located at 3401 North Fairfax Drive, Suite 3230, Arlington, Virginia 22226, and our telephone number is (866) GET-GPUS ((866) 438-4787). Our Internet website address is www.corvex.ai. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, including exhibits, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the investor relations page of our Internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Internet website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

Implications of Being an Emerging Growth Company

As of the date of this prospectus, we are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions and relief from various U.S. reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) having the option of delaying the adoption of certain new or revised financial accounting standards, (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have taken, and in the future may take, advantage of these exemptions until such time that we are no longer an emerging growth company. Further, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act which, given the effectiveness of our Registration Statement on Form S-1 on March 22, 2021, will be December 31, 2026, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Recent Developments

The Merger

On March 19, 2026, Corvex, Inc. (formerly known as Movano Inc.), acquired Corvex Legacy Holdings, Inc. (formerly known as Corvex, Inc.) (“Corvex OpCo”), in accordance with the terms of the Amended and Restated Agreement and Plan of Merger, dated March 19, 2026 (the “Merger Agreement”), by and among the Company, Thor Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Corvex OpCo. Pursuant to the Merger Agreement, Merger Sub merged with and into Corvex OpCo, pursuant to which Corvex OpCo was the surviving corporation and became a wholly owned subsidiary of the Company (the “Merger”). The Merger Agreement amended and restated in its entirety the prior merger agreement between the parties which was entered into and announced on November 6, 2025 (the “Prior Merger Agreement”).

Under the terms of the Merger Agreement, at the closing of the Merger (the “Closing”), the Company issued to the prior securityholders of Corvex OpCo (i) 240.562 shares of Series B Preferred Stock, which such shares of Series B Preferred Stock, on an as-converted basis, represented no more than 19.9% of the outstanding shares of Common Stock immediately prior to the Closing, (ii) 23,551.5195 shares of Series C Preferred Stock and (iii) 30,227.0524 shares of Series D Preferred Stock.

Each share of Series B Preferred Stock automatically converted into 1,000 shares of Common Stock on March 31, 2026, which was one day following the March 30, 2026 record date for the 2026 Stock Dividend. As of the date of this prospectus, no shares of Series B Preferred Stock remain issued or outstanding. Each share of Series C Preferred Stock automatically converted into 1,000 shares of Common Stock on July 7, 2026, which was three business days following stockholder approval of such conversion in accordance with Nasdaq Listing Rules. As of the date of this prospectus, no shares of Series C Preferred Stock remain issued or outstanding. As of the date of this prospectus, 28,929.5944 shares of Series D Preferred Stock remain issued and outstanding and are convertible into 1,000 shares of Common Stock at the option of the holder, subject to a 4.9% beneficial ownership limitation.

The 2026 Stock Dividend

On April 6, 2026, pursuant to the terms of the Merger Agreement, the Company distributed a stock dividend (the “2026 Stock Dividend”) of 0.358 shares of Common Stock for every share of Common Stock outstanding to holders of record as of the close of business on March 30, 2026. The shares of Preferred Stock and equity awards issued in connection with the Merger were not eligible for the 2026 Stock Dividend. Unless otherwise indicated, all share and per share information in this prospectus gives effect to the 2026 Stock Dividend.

The Preferred Exchange

Holders of approximately 3,454.7899 shares Series C Preferred Stock (the “Exchanging Stockholders”) expressed interest in exchanging their shares of Series C Preferred Stock for Series D Preferred Stock before the Annual Meeting. On July 1, 2026, the Company entered into exchange agreements with the Exchanging Stockholders to accommodate these requests (the “Preferred Exchange”). Such shares were exchanged on a one-for-one basis on July 1, 2026 and there was not an increase in the aggregate amount of shares of common stock that will be issued upon conversion of the preferred stock.

Our Business

Our engineering-led, AI computing platform specializes in GPU-accelerated infrastructure for AI workloads.

Our platform allows organizations to leverage the advantage of AI by providing secure, scalable, and cost-efficient computational resources. Our infrastructure leverages advanced GPU-accelerated compute clusters, high-throughput storage systems and layered architecture to provide enhanced security, consistent performance and efficiency at scale.

We provide a range of capabilities, including:

●	AI Factories and GPU Clusters. Our integrated computing and data-center platform is designed to deliver artificial intelligence workloads at scale by combining high-performance AI accelerators, networking, power, cooling, and systems software to support reliable and cost-efficient production AI training and inference. Deployments may be delivered using managed Kubernetes or as bare metal, and operated on-premise or in multi-tenant or single-tenant configurations that are compliant with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and SOC 2 Type II (“SOC 2”).

●	Confidential Computing. Confidential computing is designed to protect customers’ valuable intellectual property and enhance compliance with data security mandates. Our patent-pending Corvex Secure Model Weights product enables AI model builders and security-conscious enterprises to safely deploy inference workloads on third-party GPU infrastructure without exposing their model weights via the integration of Trusted Execution Environments, post-quantum key exchange, and remote attestation.

●	Token Factory. Currently in development, Token Factory is expected to provide access to premium open-source AI models through simplified API integration and a performance-optimized inference engine operating on automatically scaling infrastructure. The platform is designed to improve performance and reduce per-token inference costs relative to certain alternatives by leveraging a proprietary inference engine and custom orchestration logic intended to maximize compute resource utilization when serving multiple models concurrently. We intend for Token Factory to achieve SOC 2 Type II certification and to support HIPAA-compliant deployments.

Information Regarding our Capitalization

As of July 8, 2026, we had 27,635,745 shares of Common Stock issued and outstanding. Additional information regarding our issued and outstanding securities may be found under “Description of Capital Stock.”

THE OFFERING

Common Stock outstanding before this offering	27,635,745 shares(1)

Common Stock offered by the Selling Stockholders	Up to 53,390,008 shares of Common Stock, including (i) 28,929,588 shares of Common Stock issuable upon the conversion of our Series D Preferred Stock by the Selling Stockholders and (ii) 24,460,420 shares of Common Stock previously issued upon the conversion of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock by the Selling Stockholders.

Plan of Distribution	The Selling Stockholders will determine when and how they will dispose of any of the Shares acquired upon the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock that are registered under this prospectus for resale. See “Plan of Distribution.”

Common Stock to be outstanding after giving effect to this offering:	56,565,333 shares (assuming the issuance of all shares of Common Stock being offered in this prospectus)(1).

Use of Proceeds	We will not receive any proceeds from the resale of the Shares by the Selling Stockholders. See “Use of Proceeds.”

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus, and incorporated by reference herein, for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Nasdaq Capital Market symbol	MOVE

(1)	The number of shares of our Common Stock to be outstanding after this offering is based on 27,635,745 shares of Common Stock outstanding as of July 8, 2026, and excludes the following:

●	20,174 shares of Common Stock issuable upon the exercise of outstanding pre-funded warrants, at an exercise price of $0.12 per share;

●	438,547 shares of Common Stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $52.48 per share;

●	9,324,425 shares of our Common Stock issuable upon the exercise of outstanding stock options;

●	7,145,141 shares of our Common Stock issuable upon the vesting of outstanding restricted stock units (“RSUs”);

●	117,130 shares of our Common Stock reserved for future issuance under our 2019 Omnibus Incentive Plan (the “2019 Plan”);

●	18,106 shares of our Common Stock reserved for future issuance under our 2021 Employment Inducement Plan (the “Inducement Plan”);

●	2,610,069 shares of our Common Stock reserved for future issuance under the 2026 Equity Incentive Plan (the “2026 Plan”); and

●	900,000 shares of our Common Stock reserved for future issuance under the 2026 Employee Stock Purchase Plan (the “ESPP”).

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under “Risk Factors” in our most recent annual report on Form 10-K as supplemented or updated in any subsequently filed quarterly reports on Form 10-Q, any current report on Form 8-K, as well as any accompanying prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including our financial statements and related notes, before deciding whether to purchase our securities.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. The Company is supplementing the risk factors previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2025, as amended (the “Form 10-K”) and in its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026 (the “Form 10-Q”) with the following risk factors. These risk factors should be read in conjunction with the risk factors included in the Form 10-K and the Form 10-Q.

Risks Related to This Offering

The sale of the Shares by the Selling Stockholders and/or other stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to decline.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time, subject to the restrictions and limitations described below. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our Common Stock in the public market, the market price of our Common Stock could decline significantly.

The Selling Stockholders can resell, under this prospectus, up to 53,390,008 shares of Common Stock. If all of the 53,390,008 shares of our Common Stock offered by the Selling Stockholders under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 94% of the total number of shares of our Common Stock outstanding. The Selling Stockholders may resell all, some, or none of the Shares at any time or from time to time in their discretion.

Sales of a substantial number of our shares of Common Stock in the public market by the Selling Stockholders and/or by our other existing stockholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and could impair our ability to raise capital through the sale of additional equity securities in the future at a time and at a price that we might otherwise wish to effect sales.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may at any time, including during the pendency of this offering, offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

In addition, the shares of Common Stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations under Rule 144, as applicable. Approximately 4,577,313 shares of Common Stock are reserved for issuance under our equity incentive plans and 16,469,566 shares of Common Stock are underlying outstanding RSUs and stock options. Shares registered under our registration statements on Form S-8 that have been filed to date are available for sale in the open market upon effectiveness. The market price of our Common Stock could drop significantly if the holders of these securities sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Common Stock or other securities.

USE OF PROCEEDS

We will not receive any of the proceeds from sales of the Shares by the Selling Stockholders.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by the Selling Stockholders in connection with sales of the Shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELECTED FINANCIAL DATA

2026 Stock Dividend

In connection with the Merger Agreement, the Company declared a stock dividend of 0.358 shares of Common Stock for every share outstanding at the close of business on March 30, 2026 (the “Stock Dividend”). The Stock Dividend is being accounted for as a 1.358-for-1 stock split of its outstanding shares of Common Stock pursuant to ASC 505-20-25-1 through 6. The Stock Dividend was distributed on approximately April 6, 2026.

The Stock Dividend did not change the par value of the Common Stock or the authorized number of shares of Common Stock. Proportionate adjustments were made to the exercise prices and the number of shares underlying the Company’s equity plans and grants thereunder, as applicable. Additionally, proportionate adjustments were made to the exercise prices and the number of shares underlying all outstanding warrants, as required by the terms of these securities. The additional shares of Common Stock that would have been issuable to the holders of record of Series A Preferred Stock, warrants, and vested and outstanding stock options and RSUs, if they had converted or exercised such securities into Common Stock on the record date of the dividend, will become issuable upon the conversion or exercise of such securities. Shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and all assumed Corvex OpCo equity awards were not eligible to receive the Stock Dividend.

The audited consolidated financial statements of the Company included in the Annual Report on Form 10-K for the year ended December 31, 2025 that are incorporated by reference into this prospectus are presented without giving effect to the Stock Dividend. The unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2026 that are incorporated by reference into this prospectus are presented after giving effect to the Stock Dividend. Except where the context otherwise requires, share numbers in this prospectus reflect the impact of the Stock Dividend.

The following selected financial data has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 31, 2026, as adjusted to reflect the Stock Dividend for all periods presented. Our historical results are not indicative of the results that may be expected in the future.

AS REPORTED (in thousands, except per share amounts):

	For the Year Ended December 31,
	2025	2024
Loss from operations	$(15,503)	$(24,222)
Net loss and total comprehensive loss	(18,285)	(23,727)

Cumulative dividends on Series A preferred stock	(37)	—
Net loss - attributed to common stockholders	$(18,322)	$(23,727)
Net loss per share, basic and diluted	(21.79)	(39.39)
Weighted average shares used in computing net loss per share, basic and diluted	840,720	602,333

AS ADJUSTED FOR THE STOCK DIVIDEND (unaudited, in thousands, except per share amounts):

	For the Year Ended December 31,
	2025	2024
Loss from operations	$(15,503)	$(24,222)
Net loss and total comprehensive loss	(18,285)	(23,727)

Cumulative dividends on Series A preferred stock	(37)	—
Net loss - attributed to common stockholders	$(18,322)	$(23,727)
Net loss per share, basic and diluted	$(16.02)	$(29.01)
Weighted average shares used in computing net loss per share, basic and diluted	1,141,699	817,970

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary is based on the provisions of our Certificate of Incorporation and Bylaws, and the applicable provisions of the DGCL. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Certificate of Incorporation, our Bylaws and the DGCL. For information on how to obtain copies of our Certificate of Incorporation and Bylaws, see the discussion below under the heading “Where You Can Find Additional Information.”

Authorized Capitalization

As of the date of this prospectus, our authorized capital stock consists of: 505,000,000 shares of capital stock authorized under our Certificate of Incorporation, consisting of 500,000,000 shares of Common Stock with a par value of $0.0001 per share and 5,000,000 shares of preferred stock with a par value of $0.0001 per share, 3,000 of which have been designated as Series A Preferred Stock, 240.5620 of which have been designated as Series B Preferred Stock, 23,551.5195 of which have been designated as Series C Preferred Stock and 50,000 of which have been designated as Series D Preferred Stock. As of July 8, 2026, we had (i) 27,635,745 shares of Common Stock outstanding held of record by 77 stockholders, (ii) no shares of Series A Preferred Stock outstanding, (iii) no shares of Series B Preferred Stock outstanding, (iv) no shares of Series C Preferred Stock outstanding, and (v) 28,929.5944 shares of Series D Preferred Stock outstanding held of record by 12 stockholders.

Our authorized but unissued, unsubscribed for, or not otherwise committed to be issued shares of Common Stock and preferred stock are available for issuance by our board of directors without further action by our stockholders, unless such action is required by our Certificate of Incorporation or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Common Stock

Holders of our Common Stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding series of our preferred stock. The shares of Common Stock are neither redeemable nor convertible. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities.

Except as otherwise required by law or our Certificate of Incorporation, each holder of our Common Stock is entitled to one vote for each such share outstanding in the holder’s name on our books and records for the election of directors and on all matters submitted to a vote of our stockholders. No holder of Common Stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive pro rata our assets which are legally available for distribution to the holders of our Common Stock, subject to any preferential rights of the holders of any then outstanding series of our preferred stock. All of the outstanding shares of our Common Stock are fully paid and non-assessable. The shares of Common Stock offered by this prospectus will also be fully paid and non-assessable.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to provide for the issuance from time to time, without further action by the stockholders, up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, rights, preferences, qualifications, limitations and restrictions thereof. These powers, rights and preferences could include voting rights, dividend rights, dissolution rights, conversion rights, exchange rights, redemption rights, or liquidation preferences, any or all of which may be greater than the rights of Common Stock. The issuance of shares of one or more series of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of shares of one or more series of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. Our board of directors designated Series D Preferred Stock, as described below. Our board of directors previously designated Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, but all shares of those series of Preferred Stock have been converted into shares Common Stock such that there are no shares of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock outstanding. The terms of each outstanding series of preferred stock are governed by the applicable Certificate of Designations filed by the Company with the Secretary of State of the State of Delaware, the material terms of which are summarized below.

Series D Preferred Stock

On March 19, 2026, we filed a Certificate of Designations of Series D Preferred Stock (the “Series D Certificate of Designators”) with the Secretary of State of the State of Delaware establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions of shares of Series D Preferred Stock as summarized below:

Ranking. The Series D Preferred Stock ranks on parity with Common Stock and junior to the Series A Preferred Stock as to distributions of assets upon our liquidation, dissolution or winding-up, whether voluntarily or involuntarily.

Voting. Except as otherwise required by the Series D Certificate of Designations or as otherwise required by the DGCL, the Series D Preferred Stock does not have voting rights. However, as long as any shares of Series D Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series D Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock, or alter or amend the Series D Certificate of Designations, amend or repeal any provision of, or add any provision to, our Certificate of Incorporation or our Bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of our preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series D Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to our Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series D Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series D Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

Dividend Rights. Holders of Series D Preferred Stock are entitled to receive dividends on shares of Series D Preferred Stock, on an as-if-converted-to- Common Stock basis, equal to and in the same form and in the same manner as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. Holders of Series D Preferred Stock are not entitled to any dividends payable pursuant to the Merger Agreement.

Conversion. Following stockholder approval at the 2026 Annual Meeting of the conversion of shares of Series D Preferred Stock into shares of Common Stock, each share of Series D Preferred Stock then outstanding shall become convertible, at and upon the election of the holder thereof, into 1,000 shares of Common Stock (subject to adjustment provided in the Series D Certificate of Designations), subject to the beneficial ownership limitation set forth in the Series D Certificate of Designations and summarized below.

Beneficial Ownership Limitations. The Series D Preferred Stock includes a beneficial ownership conversion limit that would prevent a holder of shares of Series D Preferred Stock from converting its shares of Series D Preferred Stock into shares of our Common Stock if, as a result of such conversion, it would beneficially own a number of shares in excess of 4.99% of the outstanding shares of Common Stock, which may be increased or decreased at the holder’s option to a percentage not in excess of 19.99% upon at least 61 days’ prior notice to us.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S

CERTIFICATE OF INCORPORATION AND BYLAWS

The following paragraphs regarding certain provisions of the DGCL, our Certificate of Incorporation and our Bylaws are summaries of the material terms thereof and do not purport to be complete. We urge you to read the prospectus, any related free writing prospectuses related to a security that we may offer under this prospectus, the DGCL, and our Certificate of Incorporation and Bylaws. Copies of our Certificate of Incorporation and Bylaws are on file with the SEC as exhibits to filings previously made by us. See “Where You Can Find Additional Information.”

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of the DGCL, our Certificate of Incorporation and our Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL and our Certificate of Incorporation and Bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined in Section 203 of the DGCL and summarized below) with any interested stockholder (as defined in Section 203 of the DGCL and summarized below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation (or any direct or indirect majority-owned subsidiary of the corporation) and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation (or any direct or indirect majority-owned subsidiary of the corporation) to or with the interested stockholder (except proportionately as a stockholder of the corporation);

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation (or any direct or indirect majority-owned subsidiary of the corporation) of any stock of the corporation (or of such subsidiary) to the interested stockholder;

●	subject to limited exceptions, any transaction involving the corporation (or any direct or indirect majority-owned subsidiary of the corporation) that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or of the corporation (or of such subsidiary) which is owned (as defined in Section 203 of DGCL) by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit (except proportionately as a stockholder of the corporation) of any loans, advances, guarantees, pledges or other financial benefits (subject to certain exceptions) provided by or through the corporation (or any direct or indirect majority-owned subsidiary of the corporation).

In general, Section 203 defines an interested stockholder as any entity or person owning (as defined in Section 203 of the DGCL) 15% or more of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporations and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and the affiliates and associated of such entity or person.

Our Charter Documents. Our Certificate of Incorporation and Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued Common Stock. One of the effects of the existence of authorized but unissued Common Stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. For example, if, in the exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Undesignated Preferred Stock. Our board of directors has the ability to provide for one or more series of preferred stock with voting or other rights, preferences and privileges that could have the effect of deterring hostile takeovers or delaying changes in control of us or our management.

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Classified Board of Directors. Our Certificate of Incorporation and Bylaws provide that our board of directors is divided into three classes, with members of each class serving staggered three-year terms. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our directors.

Vacancies. Our Certificate of Incorporation provides that all vacancies on our board of directors may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director.

Actions at Meetings of Stockholders; Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals. Our Certificate of Incorporation requires that, subject to the rights of any series of our preferred stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Our Certificate of Incorporation and Bylaws also provide that special meetings of stockholders may be called only by a majority of our whole board of directors, our president, chief executive officer or the chairman of the board. In addition, the Bylaws provide that candidates for director may be nominated and other business brought before an annual meeting of our stockholders only by our board of directors or by a stockholder who gives written notice to us not less than 90 days, nor more than 120 days, prior to the first anniversary of the preceding year’s annual meeting, subject to certain exceptions. Such stockholder’s notice must set forth certain information required by the Bylaws. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Supermajority Voting for Amendments to Our Governing Documents. Our Certificate of Incorporation requires that amendments to certain provisions of our Certificate of Incorporation relating to our board of directors, actions of stockholders, director liability, and choice of forum require the affirmative vote of the holders of at least 66 2/3% of the voting power the then outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class. Our Certificate of Incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal our Bylaws and that our stockholders may amend our Bylaws only with the approval of the holders of at least 66 2/3% of the voting power of the then outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class.

Choice of Forum. Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, subject to certain exceptions, the Court of Chancery of the State of Delaware is the exclusive forum for any claim, including any derivative claim, (i) that is based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery. Additionally, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Common Stock as of July 8, 2026 by:

●	each person, entity or group known to the Company to beneficially own more than 5% of its Common Stock;

●	each of the Company’s named executive officers;

●	each of the Company’s directors; and

●	all of the Company’s executive officers and directors as a group.

The percentage of shares beneficially owned is based on 27,635,745 shares of our Common Stock outstanding as of July 8, 2026. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are exercisable within 60 days of July 8, 2026. Shares of our Common Stock issuable pursuant to stock options and RSUs are deemed outstanding for computing the percentage of the person holding such options and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act. The information set forth below is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC, which information may not be accurate as of July 8, 2026.

Unless otherwise indicated, the address of each beneficial owner listed in the table below c/o Corvex, Inc. at 3401 North Fairfax Drive, Suite 3230, Arlington, Virginia 22226.

Name and Address of Beneficial Owner	Shares of Common Stock	Shares Underlying Options and Warrants	Number of Shares Beneficially Owned	Percentage of Class
Directors and Executive Officers
Jay Crystal(1) Co-Chief Executive Officer and Director	4,071,809	-	4,071,809	14.7%
Seth Demsey(2) Co-Chief Executive Officer and Director	5,540,329	-	5,540,329	20.0%
Chance Moreland Chief Financial Officer	-	-	-	*
Brian Cullinan Director	61,276	422	61,698	*
Emily Wang Fairbairn(3) Director	1,357,202	-	1,357,202	4.9%
Patrick Fleury Director	-	-	-	*
Nicholas Donofrio Director	-	-	-	*
John Mastrototaro Former Chief Executive and Operating Officer	73,620	1,631	75,251	*
J Cogan(4) Former Chief Financial Officer	107,219	489	107,708	*
Michael Leabman Former Chief Technology Officer	37,315	81	37,396	*
Directors and Executive Officers as a group (7 persons)	11,248,770	2,623	11,251,393	40.7%

*	Less than 1%

(1)	711,321 shares of common stock are held by the John Adler Crystal III Roth IRA. Mr. Crystal is a beneficial owner of the John Adler Crystal III Roth IRA and therefore may be deemed to exercise voting and investment discretion over securities held by John Adler Crystal III Roth IRA.

(2)	31,409 shares of common stock are held by Ainsworth Holdings LLC. Seth Demsey is a beneficial owner of Ainsworth Holdings LLC and therefore may be deemed to exercise voting and investment discretion over securities held by Ainsworth Holdings LLC.

(3)

Consists of 4,783 shares of common stock held by Valley High Partners, LP,  1,214,513 shares of common stock held by Moira Partners LLC, and 45,129 shares of common stock held by the Malcolm P. Fairbairn and Emily T. Fairbairn Charitable Remainder Unitrust (the “Charitable Trust”). Ms. Fairbairn and Malcolm Fairbairn are trustees of the Charitable Trust and share voting and dispositive power over the shares held by the Charitable Trust. Also includes 14,162 shares of common stock underlying vested restricted stock unit awards that will settle within 60 days of July 8, 2026. The amounts reported in this table exclude approximately (i) 858,540 shares of common stock issuable upon conversion of shares of Series D Preferred Stock held by Moira Partners, and (ii) warrants to purchase 43,238 shares of common stock held by the Charitable Trust, the underlying shares of which are not issuable within 60 days of July 8, 2026 due to a beneficial ownership limitation.

(4)	Includes 37,683 shares of common stock underlying vested restricted stock unit awards that will settle within 60 days of July 8, 2026.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the Shares may be sold by the Selling Stockholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK

Market Information

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “MOVE.”

Dividend Policy

The Company has never declared or paid any cash dividend on its Common Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition, as well as the applicable provisions of our Certificate of Incorporation, Bylaws and applicable law. The payment of any cash dividends will be within the discretion of our board of directors at such time. Our ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing agreements then in effect. In addition, the expectation is that we will retain future earnings for the development, operation and expansion of our business and we do not anticipate declaring or paying any cash dividends for the foreseeable future.

SELLING STOCKHOLDERS

This prospectus relates to the possible offer and resale from time to time by the Selling Stockholders of up to 53,390,008 shares of our Common Stock, consisting of (i) up to 28,929,588 shares of Common Stock issuable upon conversion of the Company’s outstanding 28,929.5944 shares of Series D Preferred Stock, which shares are convertible at the option of the holder at a rate of 1,000 shares of Common Stock per share of Series D Preferred Stock, and (ii) 24,460,420 shares of Common Stock previously issued upon the conversion of the Company’s Series A Preferred Stock on July 7, 2026, Series B Preferred Stock on March 31, 2026, the Company’s Series C Preferred Stock on July 7, 2026, and the Series D Preferred Stock on July 7, 2026.

The following table is prepared based on information provided to us by the Selling Stockholders. We have based percentage ownership after this offering on 27,635,745 shares of Common Stock outstanding as of July 8, 2026.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of the Shares or how long the Selling Stockholders will hold any shares of our Common Stock before selling them. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Stockholders’ methods of distributing these securities.

	Common Stock Beneficially Owned Prior to this Offering(1)		Maximum Number of Common Stock to be Offered	Common Stock Owned After this Offering(2)
Name of Selling Stockholder	Number of Shares	Percent	Pursuant to this Prospectus	Number of Shares	Percent
Avico II LLC(3)	1,361,224	4.9%	1,618,611	-	*
Ben George	111,273	*	111,273	-	*
Brian Raymond	663,751	2.4%	663,751	-	*
Christopher M. Lazos Living Trust dated 03/30/2017(4)	652,256	2.4%	652,256	-	*
Cluster Capital LLC(5)	1,361,224	4.9%	4,482,644	-	*
Daniel Investment Trust(6)	904,104	3.3%	904,104	-	*
Garrett Brams	10,469	*	10,469	-	*
Go Klustr LLC(7)	1,361,224	4.9%	1,618,611	-	*
Goldbrook Entities(8)	1,361,224	4.9%	1,618,611	-	*
Jeffrey Gahan	210,655	*	210,655	-	*
John Crystal III(9)	4,071,809	14.7%	4,071,809	-	*
Joseph Investment Trust(10)	1,361,224	4.9%	1,363,167	-	*
Mateo Levy(11)	1,361,224	4.9%	11,134,619	-	*
MBP Family Legacy Trust(12)	352,302	1.3%	352,302	-	*
Nour De Vos	57,599	*	57,599	-	*
Seth Demsey(13)	5,540,329	20.0%	5,540,329	-	*
VOC Capital LP(14)	1,193,403	4.3%	9,019,203	-	*
Moira Partners LLC(15)	1,214,513	4.4%	2,073,053	-	*
Sal (Seaway Trust)(16)	418,798	1.5%	418,798	-	*
Darren S. Schwartz Esq.	10,469	*	10,469	-	*
Sean Davis	31,409	*	31,409	-	*
Josh Knoll	20,939	*	20,939	-	*
AI Holdings SPV II LLC(17)	93,181	*	93,181	-	*
John White	10,469	*	10,469	-	*
Kintz Family Trust(18)	20,939	*	20,939	-	*
Aaron Wald	15,704	*	15,704	-	*
Happy Walters	471,148	1.7%	471,148	-	*
Kayana Capital LLC(19)	209,398	*	209,398	-	*
Chardan Entities(20)	1,361,224	4.9%	1,832,244	-	*

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the Shares that each Selling Stockholder would receive upon the conversion of such Selling Stockholder’s shares of Series D Preferred Stock that would cause such Selling Stockholder’s beneficial ownership of our Common Stock to exceed 4.9%.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus.

(3)	Moe Cohen is the natural person who holds voting and/or investment control over the securities. Avico II LLC provided certain advisory services to Corvex Legacy Holdings, Inc., a wholly-owned subsidiary of the Company in connection with its acquisition by the Company.

(4)	Christopher Lazos is the natural person who holds voting and/or investment control over the securities.

(5)	Bryan Pascual is the natural person who holds voting and/or investment control over the securities.

(6)	Justin Russell is the natural person who holds voting and/or investment control over the securities.

(7)	Renier Gobea is the natural person who holds voting and/or investment control over the securities.

(8)	The number of shares of Common Stock being offered hereby consists of (i) 1,199,813 shares of Common Stock held by Goldbrook Klustr Holdings, LLC and (ii) 418,798 shares held by Goldbrook Corvex Holdings II, LLC (together the “Goldbrook Entities”). Ali Jasseim is the natural person who holds voting and/or investment control over the securities held by the Goldbrook Entities.

(9)	The number of shares of Common Stock being offered hereby consists of (i) 711,321 shares of Common Stock directly held by Mr. Crystal and (ii) 3,360,488 shares of Common Stock held by the John Adler Crystal III Roth IRA (the “Crystal IRA”). Mr. Crystal is the natural person who holds voting and/or investment control over the securities held by the Crystal IRA. Mr. Crystal serves as the Company’s Co-Chief Executive Officer and a member of the Company’s Board of Directors.

(10)	Justin Russell is the natural person who holds voting and/or investment control over the securities.

(11)	The number of shares of Common Stock being offered hereby consists of (i) 1,224,181 shares of Common Stock held by MACN Ventures LLC and (ii) 9,910,438 shares of Common Stock held by PV Klustr LLC (together the “Levy Entities”). Mr. Levy is the natural person who holds voting and/or investment control over the securities held by the Levy Entities. Mr. Levy previously served as a director for Corvex Legacy Holdings, Inc. prior to its acquisition by the Company. Mr. Levy disclaims any beneficial ownership of such securities except to the extent of his pecuniary interests therein.

(12)	Soraya Fletcher is the natural person who holds voting and/or investment control over the securities.

(13)	The number of shares of Common Stock being offered hereby consists of (i) 5,508,920 shares of Common Stock directly held by Mr. Demsey and (ii) 31,409 shares of Common Stock held by Ainsworth Holdings LLC (“Ainsworth Holdings”). Mr. Demsey is the natural person who holds voting and/or investment control over the securities held by Ainsworth Holdings. Mr. Demsey serves as the Company’s Co-Chief Executive Officer and a member of the Company’s Board of Directors.

(14)	Ivan Soto, as controlling person of Liber8 Capital Management LLC, the general partner of VOC Capital LP, is the natural person who holds voting and/or investment control over the securities.

(15)	Emily Fairbairn is the natural person who holds voting and/or investment control over the securities. Ms. Fairbairn also serves as a member of the Company’s Board of Directors.

(16)	Salvatore Ventimiglia is the natural person who holds voting and/or investment control over the securities.

(17)	David Clarence Mason is the natural person who holds voting and/or investment control over the securities.

(18)	Scott Kintz is the natural person who holds voting and/or investment control over the securities.

(19)	John Michael Grzan is the natural person who holds voting and/or investment control over the securities.

(20)	The number of shares of Common Stock being offered hereby consists of (i) 523,498 shares of Common Stock held by Chardan Holdings, LP and (ii) 1,308,746 shares held by Chardan Capital Markets, LLC (together the “Chardan Entities”). Jonas Grossman is the natural person who holds voting and/or investment control over the securities held by the Chardan Entities.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Stockholders of up to 53,390,008 shares of our Common Stock, consisting of (i) up to 28,929,588 shares of Common Stock issuable upon conversion of the Company’s outstanding 28,929.5944 shares of Series D Preferred Stock, which shares are convertible at the option of the holder at a rate of 1,000 shares of Common Stock per share of Series D Preferred Stock, and (ii) 24,460,420 shares of Common Stock previously issued upon the conversion of the Company’s Series A Preferred Stock on July 7, 2026, Series B Preferred Stock on March 31, 2026, the Company’s Series C Preferred Stock on July 7, 2026, and the Series D Preferred Stock on July 7, 2026.

Series D Preferred Stock. The Series D Preferred Stock became convertible on July 1, 2026 following the approval by the Company’s stockholders of such conversion pursuant to Nasdaq Listing Rule 5635(a) and 5635(b) at the Company’s 2026 Annual Meeting of Stockholders. Following such stockholder approval, each share of outstanding Series D Preferred Stock is, at the option of the holder thereof, convertible into 1,000 shares of Common Stock. The Series D Preferred Stock is subject to a beneficial ownership limitation pursuant to which the Company is not permitted to effect any conversion of Series D Preferred Stock held by a holder to the extent that, after giving effect to such conversion, the holder and its affiliates would beneficially own in excess of 4.99% of the outstanding shares of Common Stock, which percentage may be increased or decreased at the holder’s option to a percentage not in excess of 19.99% upon at least 61 days’ prior written notice to the Company. Shares of Common Stock issuable upon conversion of the Series D Preferred Stock may not be offered or sold pursuant to this prospectus until the applicable conversions have occurred.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the Shares beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders, including any donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to any limitations set forth in any applicable agreement that provides for registration rights, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	distributions to their members, partners or stockholders;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

We are required to pay all fees and expenses incident to the registration of shares of our Common Stock to be offered and sold pursuant to this prospectus.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.

We have agreed to keep this prospectus effective until the earlier of (1) all of the Shares covered by this prospectus have been disposed of by the Selling Stockholders in accordance with the intended methods of disposition by the Selling Stockholders or (2) the date that all Shares may be sold under Rule 144.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MOVE.”

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for the Company by K&L Gates LLP, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2025 and for the fiscal year then ended, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026, as amended on April 28, 2026, have been audited by RBSM LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty). Such consolidated financial statements have been so incorporated by reference in reliance upon the report of RBSM LLP given their authority as experts in accounting and auditing.

The consolidated financial statements of Corvex, Inc. (f/k/a Movano Inc.) (the “Company”) as of December 31, 2024 and for the year then ended incorporated in this prospectus by reference from the Annual Report on Form 10-K of the Company for the year ended December 31, 2025 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Corvex Legacy Holdings, Inc. (Corvex OpCo) as of December 31, 2025 and for the fiscal year then ended, and as of December 31, 2024 and for the period from October 21, 2024 (inception) through December 31, 2024, incorporated by reference in this prospectus and in the registration statement, have been so included in reliance on the report of BDO USA, P.C., independent auditor, given on the authority of said firm as experts in auditing and accounting.

RECENT CHANGES IN AUDITOR

Moss Adams Change

As reported on our Current Report on Form 8-K filed with the SEC on June 25, 2025 (the “2025 Auditor Resignation Form 8-K”), on June 24, 2025, we were formally notified that Moss Adams LLP (“Moss Adams”), the Company’s former independent registered public accounting firm, resigned effective June 24, 2025.

The audit reports of Moss Adams on the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except to the extent such reports contained an explanatory paragraph regarding a going concern uncertainty.

During the years ended December 31, 2024 and 2023, and the subsequent interim period through the effective date of the resignation of Moss Adams, there were no (a) disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Moss Adams’ satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements, or (b) reportable events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses related to (i) an ineffective control environment, (2) ineffective IT general controls for certain information systems supporting the Company’s key financial reporting processes, and (3) ineffective process-level controls that are disclosed under the heading “Item 9A. Controls and Procedures” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the material weakness related to ineffective design and operation of the Company’s financial close and reporting controls that is disclosed under the heading “Item 9A. Controls and Procedures” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

The Company provided Moss Adams with a copy of the 2025 Auditor Resignation Form 8-K prior to its filing with the Securities and Exchange Commission (the “Commission”) and requested that Moss Adams furnish the Company with a letter addressed to the Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of Moss Adams’ letter to the Commission, dated June 25, 2025, is filed as Exhibit 16.1 to the 2025 Auditor Resignation Form 8-K. Moss Adams merged with Baker Tilly US, LLP effective June 3, 2025. The combined audit practices now operate as Baker Tilly US, LLP (“Baker Tilly”).

On August 13, 2025, Movano Inc. (the “Company”), upon approval of the Company’s Audit Committee, engaged RBSM LLP (“RBSM”) as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2025 and interim periods.

For the fiscal years ended December 31, 2024 and 2023 and during the subsequent interim periods through RBSM’s engagement, neither the Company nor anyone acting on behalf of the Company consulted RBSM regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did RBSM provide a written report or oral advice to the Company that RBSM concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

RBSM Change

As reported on our Current Report on Form 8-K filed with the SEC on April 28, 2026 (the “2026 Auditor Dismissal Form 8-K”), on April 27, 2026 and in connection with the Merger, the Audit Committee of the Board of Directors approved the dismissal of RBSM as the Company’s independent registered public accounting firm and approved the engagement of BDO USA, P.C. (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

The audit report of RBSM on the Company’s consolidated financial statements for the fiscal year ended December 31, 2025 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except that such report included an explanatory paragraph regarding the Company’s ability to continue as a going concern. During the Company’s fiscal year ended December 31, 2025 and the subsequent interim period through the effective date of the change in the Company’s independent accountant, there were no (a) disagreements with RBSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to RBSM’s satisfaction, would have caused RBSM to make reference to the subject matter of the disagreement in its reports on the Company’s financial statements, or (b) reportable events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K except for the material weaknesses previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 under “Item 9A. Controls and Procedures,” as described below. RBSM was not the Company’s independent accountant for the fiscal year ended December 31, 2024 and did not issue an audit report in respect of such fiscal year.

As described in the Company’s Form 10-K for the year ended December 31, 2025, the Company previously identified material weaknesses in its internal control over financial reporting stemming from control deficiencies relating to an ineffective control environment. The disclosure in the Form 10-K noted that the Company has an insufficient number of personnel with an appropriate level of knowledge and experience to create the proper environment for effective internal control over financial reporting, and did not maintain the other components of the COSO framework, including appropriate risk assessment, control activities, information and communication, and monitoring activities components, relating to (i) sufficiency of processes related to identifying and analyzing risks to the achievement of objectives, including technology, across the entity, (ii) developing general control activities over technology to support the achievement of objectives across the entity, (iii) sufficiency of selecting and developing control activities that contribute to the mitigation of risks to the achievement of objectives to acceptable levels and (iv) sufficiency of monitoring activities to ascertain whether the components of internal control are present and functioning.

This reportable event was discussed among the Company’s management, the Audit Committee of the Board of Directors, and RBSM. RBSM has been authorized by the Company and the Audit Committee of the Board of Directors to respond fully to the inquiries of BDO, the Company’s successor independent registered public accounting firm as further described below, concerning this reportable event or other matters.

The Company provided RBSM with a copy of the 2026 Audit Dismissal Form 8-K prior to its filing with the Commission and requested that RBSM furnish the Company with a letter addressed to the Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of RBSM’s letter, dated April 28, 2026, is filed as Exhibit 16.1 to the 2026 Auditor Dismissal Form 8-K and is incorporated herein by reference.

During the Company’s two most recent fiscal years ended December 31, 2025 and 2024 and the subsequent interim period through April 27, 2026, neither the Company nor anyone acting on its behalf consulted with BDO regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided by BDO to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). Prior to the Merger, BDO served as Corvex Legacy Holdings, Inc.’s independent auditor.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, under the Securities Act that registers the shares of our Common Stock to be sold in this offering. This prospectus does not contain all the information contained in the registration statement and the exhibits filed as part of the registration statement. For further information with respect to us and our Common Stock, we refer you to the registration statement and the exhibits filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that they have gathered their information from sources they believe to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)), unless otherwise indicated therein:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, initially filed with the SEC on March 31, 2026, as amended on April 28, 2026;

●	Our Quarterly Report for the quarter ended March 31, 2026, filed with the SEC on May 19, 2026;

●	Our Current Reports on Form 8-K filed with the SEC on March 19, 2026 (as amended on May 1, 2026), April 9, 2026, April 28, 2026, June 16, 2026, June 26, 2026, and July 7, 2026 to the extent the information in such report is filed and not furnished;

●	Our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed), filed with the SEC on June 5, 2026; and

●	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1, originally filed with the SEC on February 2, 2021, as amended (No. 333-252671), which description is incorporated by reference into the Registrant’s Registration Statement on Form 8-A, originally filed with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 19, 2021 (No. 001-40254), including any further amendment or report filed hereafter for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. The Registrant is not incorporating by reference any reports or documents or portions thereof that are not considered to be “filed” with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Corvex, Inc.

3401 North Fairfax Drive, Suite 3230

Arlington, Virginia 22226

Attention: Corporate Secretary

Telephone: (866) 438-4787

Copies of the above reports may also be accessed from our website at investors.corvex.ai/. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained or incorporated by reference in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

53,390,008 Shares of Common Stock

CORVEX, INC.

PROSPECTUS

July 22, 2026